HARTE HANKS NAMES AGENCY EXECUTIVE JOYCE KAREL CHIEF COMMERCIAL OFFICER

Former MRM//McCann, Wunderman and Digitas Executive Further Expands Leadership Team

PHILADELPHIA, PA, January 11, 2021 – Harte Hanks (Harte Hanks) a leading global behavior-driven omni-channel customer experience company, announced today that it has named highly regarded agency executive Joyce Karel as the company’s first Chief Commercial Officer.

In the newly created role, Karel will be responsible for leading the company’s Marketing Services business, as well as managing clients, sales and marketing, and services across the enterprise. She will be focused on ensuring the company seamlessly delivers exceptional services for clients. She will report directly to Andrew Benett, Executive Chairman and CEO, Harte Hanks and will be based in the company’s Philadelphia headquarters office.

“Joyce is a dynamic leader who has proven experience leading successful multi-faceted teams,” says Benett. “I am incredibly impressed by her ability to bring people together and deliver exceptional performance for brands and clients. She has the unique understanding and expertise needed to drive results in today’s highly-personalized, customer-driven economy.”

Karel has held leadership positions at top marketing agencies including Digitas, MRM//McCann, Ogilvy & Mather and Wunderman, as well as client-side roles at Whirlpool Corporation. Her experience includes working with many of the most respected world-class brands including AT&T, Charles Schwab, FedEx, General Motors, Kimberly-Clark, Reckitt Benckiser, Sunovion Pharmaceuticals and United Airlines, among others.

“Harte Hanks is uniquely positioned to deliver across the total customer experience” says Karel. “Their distinct expertise in delivering end-to-end solutions from marketing services to customer care to fulfillment makes their value proposition especially relevant in today’s marketplace. I am absolutely thrilled to have the opportunity to work with their incredibly talented teams to build on this heritage and help make them an even greater force in the industry.”

About Harte Hanks

Harte Hanks is a global customer experience company that seamlessly blends the digital and physical through omnichannel marketing solutions. Harte Hanks works with leading Fortune 500 companies, including Bank of America, BMW Group, Cisco, IBM, L’Oreal, Pfizer, Sony, and Unilever, among others. Headquartered in Philadelphia, PA, Harte Hanks has more than 2,000 employees in 22 offices throughout five different countries.

For more information, visit hartehanks.com